Exhibit 99.1

MARTHA NOTARAS JOINS THE BOARD OF DIRECTORS OF PALOMAR HOLDINGS, INC.

La Jolla, CA, February 13, 2020 – Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) today announced that Martha Notaras has been appointed by the Board of Directors (the “Board”) of the Company, effective February 12, 2020. Ms. Notaras will serve for an initial term expiring at Palomar’s 2021 Annual General Meeting of Shareholders and will stand for reelection at that time. Ms. Notaras was appointed to replace Geoffrey I. Miller, who resigned from Palomar’s Board, effective February 12, 2020.

Ms. Notaras is Managing Partner at Brewer Lane Ventures, investing in early stage Insurtech and fintech companies focusing on creating new business models, empowering incumbents and leveraging insights from data & analytics.

Prior to joining Brewer Lane, Ms. Notaras was Partner at XL Innovate. XL Innovate’s Insurtech investments include Lemonade, Embroker, New Energy Risk, GeoQuant, Cape Analytics, Slice Labs and Pillar Technologies. Previously, Ms. Notaras ran corporate development for the business data and analytics division of the Daily Mail, where she acquired 20 companies, including Insurtech pioneer Risk Management Solutions, Inc. (“RMS”). Ms. Notaras earned her A.B. from Princeton University and her MBA from Harvard Business School.

“We are pleased to welcome Martha Notaras to our Board of Directors,” commented Mac Armstrong, the Company’s Chief Executive Officer. “Martha’s brings a wealth of knowledge across a range of industries and subject matters to Palomar’s Board. I know we will benefit tremendously from her experience in the Insurtech and data analytics sectors as well as her financial and capital markets acumen.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company and Palomar Specialty Reinsurance Company Bermuda Ltd. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Based in La Jolla, California, the company is an admitted carrier in 27 states. Palomar Specialty Insurance Company has an A.M. Best financial strength rating of “A-” (Excellent). To learn more about us, visit www.palomarspecialty.com.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.

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